UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2013

AMERICAN SHARED HOSPITAL SERVICES
(Exact name of registrant as specified in charter)

California	1-08789	94-2918118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3700, San Francisco, CA 94111
(Address of principal executive offices)

Registrant’s telephone number, including area code 415-788-5300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The recently enacted American Taxpayer Relief Act of 2012 included a provision that reduces Medicare’s reimbursement for Gamma Knife services by approximately $4,000 per treatment, effective April 1, 2013. If upheld, these cuts would directly reduce revenue at AMS’ five U.S. “retail” Gamma Knife sites, where we receive a percentage of the hospital’s Medicare reimbursement. At this time, we do not know what, if any, impact this proposed change in reimbursement might have on our remaining 11 U.S. centers, where AMS’ revenue per procedure is contractually fixed with the hospital.

The Company is unable to predict with any degree of certainty the effect that this proposal, if implemented, will have on its financial results. If the Company’s business mix in the last 9 months of 2013 is identical to that in 2012, revenues would be reduced by approximately $500,000 to $650,000 and pre-tax income by approximately $300,000 to $400,000 during the period. Actual results could vary materially, however, based on many factors, including payer mix volumes, the impact, if any, from our other contracts, and mitigation efforts.

The Company intends to vigorously research and pursue possible actions to have this provision rescinded or modified prior to the provision’s April 1, 2013 implementation date.

The information in this report is being furnished under Item 8.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. By furnishing this Current Report on Form 8-K, the Company makes no admission about the materiality of the information contained herein. This is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other documents or reports with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Shared Hospital Services
Date:	January 16, 2013	By:	/s/ Ernest A. Bates, M.D.
			Name:	Ernest A. Bates, M.D.
			Title:	Chairman and CEO